Multi-platform HyperSpectral imaging
“Micro Spectrometer” Development
Proposal Number 05080901

Proposal prepared for
Larry Vance
Earth Search

David Harris
VP, Strategic Sales
IntelliSense Software Corporation
Phone: +1 781 933 8098
Fax: +1 781 933 8099
E-mail: dharris@IntelliSenseSoftware.com

1 Summary

IntelliSense provides this proposal at the request of Larry Vance of Earth Search. Several conversations with Earth Search have resulted in the technical background for the proposal.

The activities included in the proposal are for the design of a multi-platform Micro Spectrometer for aircraft mounted, field use or portable spectral analysis purposes.

2 Specifications

Preliminary specifications of the hyper-spectral imaging spectrometer are shown below

Description	Specification	Units

Full Range	400 – 2500	nm

Resolution	< 10 nm over full range	nm

Pixel size	< 6 Inches	(spatial resolution)

Optics	Common optics for all sensors Telecscoping optics

Sensor	Linear array preferred, programmable on the fly

Channels	Minimum of 256 (up to 600)

Device construction	Non-gimbaled design

Additional system controls	Integrated 5-6DOF IMU for:
— Altitude correction
— Vibration and noise compensation

Forward speed	0-1500	Miles/hour

Interface	Multiple interfaces for different levels of products

Particle count	Integrated polarimetry measurement for on-line particle count data

Table 1 Preliminary specifications

The final system and device specifications will be finalized by the completion of Phase 1.

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3 Core technology

The core technology behind the miniature is based on micro/nano-machining (MEMS/NEMS) techniques developed by IntelliSense. The concept behind the micro-spectrometer and the anticipated dimensions are shown in the figure below.

Device schematic

Recent advances in micro optics especially in the capability to design and fabrication of precision steerable mirror technology make the micro-spectrometer feasible. IntelliSense has demonstrated the capability to fabricate micro-mirrors that exhibit a large scan angle and a angle resolution of less than 50 micro-radians. In addition, improvements in etch capability allows for the creation of precision dispersion gratings through micromachining. A combination of the micro-mirror technology with the dispersion grating capability is the key innovation that makes the micro-spectrometer feasible.

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System schematic

Figure 2 System schematic. A simplified version of the system is shown above. The telescopy optics is shown as a transmittive lens, in reality it may be based on reflective optics such as a Czerney-Turner arrangement. The schematic is meant to present a block-level understanding of the system. The field selector can be implemented in a number of ways including a moving slit, a 2D spatial light modulator (SLM) or a MEMS based mirror.

Telescoping optics and the pixel selection scheme form another major component of the system. The field selector can be implemented in a number of ways including a scanning MEMS mirror or a 2D spatial light modulator. The performance/cost of the system will determine the final configuration of the system.

IntelliSense has previously demonstrated 3D mirror technology needed for the field selection. The picture below shows a screenshot of MEMS mirror array that can potentially be used for the field selector.

Figure 3: MEMS based scanning mirror array can be used for the 2D field selector. IntelliSense will investigate several alternatives during the design phase.

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 Alternate architectures

While the architecture presented above represents a most likely configuration, IntelliSense will investigate alternate technologies capable of reducing the overall project risk and time of implementations. Other hyper-spectral architectures have been reported in literature. These include:

• Micro-echelon based spectrometers: based on nano-gratings

• Fabry-Perot Etalon based interferometric spectrometers based on micro/nano resonant cavities

• Standing wave transform based spectrometry which uses 1-d scanning micro mirrors

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4 Three phase implementation

IntelliSense proposes a multi-phase implementation of the project. A highlight of each of the phases is shown below

Phase 1:  System architecture and design
Concept Evaluation, System Architecture, Design implementation,

Phase 2:  Prototype fabrication and evaluation
Device fabrication (Process development, P0 prototype, Design modifications, P1 prototype), evaluation and final system specifications.
System fabrication (P0 prototype, Design modifications, P1 prototype), and evaluation

Phase 3:  Engineering Sample (P2) design and fabrication
Design revision, System fabrication, evaluation, and final device specifications.

Description of prototypes

Prototype	Description

P0	Proof of concept prototype. Demonstrate major concepts and specifications. Probe card based testing.

P1	Lab bench prototype. Demonstrate all specifications, PC Board integration to allow testing on a bench with DSP and Control Circuitry.

P2	Engineering samples. Field trial ready samples. Integration with ASIC controller & DSP on a common substraight / PC Board.

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Anticipated timeline

Figure 4 Anticipated timeline for the program

5 Anticipated project cost and schedule

The following estimate is provided for budgetary and project planning only. This section is not be construed to be part of the quotation. Again, these reflect preliminary budgetary numbers only.

A two phase prototyping cycle is required before the engineering sample phase. Initial estimate for the prototyping and the fabrication of the engineering samples is anticipated to be $2 M– $2.5 M. A better understanding of the total cost estimate will be available at the end of Phase I.

Note that the budget does not include prototype evaluation. In P0 and P1, foundry will perform basic functional evaluation. At present, it is assumed that detailed evaluation is to be performed at Earth Search and that Earth Search will supply staff and resources (IntelliSense will consult in procuring and setup of test benches).

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6 Statement of work for Phase I (System architecture and design)

Summary: Sensor and Field Selector prototype design. Control chip design. DSP chip evaluation and programming. Sensor evaluation and design validation

System concept evaluation and design implementation

IntelliSense will provide professional staff, facilities, and will exert its best effort to perform the following tasks.

Task 1: System architecture concept development

IntelliSense possesses several design concepts for the construction of a hyper-spectral imaging spectrometer based upon a controllable micro-mirror. In this task, IntelliSense will investigate several design concepts including concepts for MEMS based sensor, pixel/field selector, control circuitry, photo detection array, DSP, and Packaging. A brainstorming session will be held to evaluate the trade-offs between each concept. In the brainstorming activity, several design configurations will be considered for the device. The concepts will be evaluated against the criteria set in the technical system specifications. The concepts will also be evaluated for performance, technical risk, and manufacturability.

Activities within this task include:

• Kickoff meeting. IntelliSense proposes a 1-1.5 day kick-off meeting involving the key members of the team. The goal of the meeting is for the team to get acquainted and brainstorm about various aspects of the project. The team will be multi-disciplinary in nature involving people with expertise in design, wafer processing, electronics (including control and data signal processing – hardware & software), packaging, test and manufacturing. A high level approach on the various tasks will be discussed, risk assessment, risk mitigation, project schedule in each of the key areas will be determined.

• Engineering brainstorming

• Literature investigation: IntelliSense will research publicly available literature and evaluate its applications for Earth Search’s device and system requirements.

• Concept evaluation: IntelliSense and Earth Search will compare all the design concepts.  From the potential concepts, one or more will be selected for further evaluation. The selected concepts will be used for the preliminary modeling of Task 3.

• Control requirements: A detailed set of control requirements including control voltage and current will be estimated.

• Data Processing requirements: A detailed set of data control requirements including decoding, coding and MIPs will be estimated.

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Task 2: Develop MEMS process design concept

In this task IntelliSense will investigate the process steps necessary to fabricate the design concepts developed in Task 1 for both the selector and sensor devices.

Activities within this task will include:

• Development of fabrication process sequence. IntelliSense will build process sequence tables for each of the designs under evaluation. The process tables list all processes for fabrication including process steps, material properties and initial die level planar mask layouts.

• Material selection: While evaluating the process for fabrication, material choices and properties, will be analyzed and determined. Based on the desired material properties process steps will be suggested.

• Manufacturability evaluation: A suitable process design should incorporate manufacturing requirements of the device. In association with the foundry partners, IntelliSense will evaluate the viability, risk and manufacturing tolerances of each process flow and packaging with photo detectors. In addition, capital expenditure specific to the production will be estimated. Process yield estimates will also be considered. Preliminary cost estimates will be derived.

Task 3: Preliminary MEMS design modeling and analysis

IntelliSense will model the selected concept designs in IntelliSuite. The modeling will result in 3D models of the device concepts linked to their fabrication. As a result a process linked model will be developed.

Activities within this task include:

• Process model generation: The microfabrication process tables developed in Task 2 will be incorporated into IntelliSuite. To the extent available, each fabrication process of the process tables will be simulated and 3D device models will be generated for each process step and may be viewed at each process step to aid in the device design. Process induced stresses such as residual stresses are also incorporated into the 3D models during this activity.

• Device analysis: The preliminary models developed will be analyzed for performance.  Theoretical analysis (based on reduced order equations) and numerical analysis (based on Finite Element or boundary element techniques), will be performed to investigate the performance of the devices. Several kinds of analysis will be performed. These include: electrostatic analysis, thermo-mechanical analysis and coupled field analysis. Geometries for each of the major components will be derived. Die level masks for the device will be generated.

• Functionality analysis: The actuation for both devices will need to be studied and fully analyzed, and then optimized. This includes investigating the RMS roughness of the surfaces as it relates to optical resolution, verticality of the components, grating size, culmination of light source and overall mirror actuation

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• Unlike the IC world, MEMS performance is highly dependent on the package, packaging design has to be performed up front to understand the total device cost. The micro spectrometer and the selector may need to be packaged in a hermetic environment to extend longevity and to prevent the degradation of the moving mirror & photo detectors due to humidity and corrosion. IntelliSense will develop the packaging concept for the device, based on investigation of the 3-4 chip solution (1-2 MEMS, Control & DSP) plus light source with wirebond packaging.

Task 4: Telescopy optics and compensation systems design

In this task, IntelliSense will architect, specify and design and have fabricated the telescopy optics, if not available “off the shelf”. A brainstorming session will be held to evaluate all trade-offs as they are related to the telescopy optics learned at this point in the development program. The developed design will be fully evaluated for system level performance, environmental issues, technical risk, cost trade-off, manufacturability and repeatability.

Activities within this task include:

• IntelliSense will design and then fully model, simulate and analyze the telescopy optics for the system. Non gimbaled mounting of the telescope is the preferred methodology, IntelliSense will investigate appropriate alternate mounting mechanisms.

• Optical performance is highly dependent on the system design and layout, so the packaging design has to be performed up front to understand the total system performance and cost.

• Investigate and choose sensors for (i) altitude correction (ii) noise and vibration compensation. IntelliSense will choose appropriate 5-6 DOF IMUs (preferable high performance, micro-machined accelerometers/gyros). (iii) particle count, IntelliSense will investigate the incorporation of online polarimetry for dispersion and particle count measurement.

• IntelliSense will update the economics of manufacturing this system based on the finalized telescopy optics chosen.

Task 5: Preliminary economics of manufacturing

In this task, IntelliSense will work with a foundry (mutually agreed on) to develop a cost model for manufacturing each of the concepts as a function of production volume. The manufacturing cost is typically a function of die size, process complexity, anticipated device yield, packaging complexity and testing. Cost estimates for initial production of the device will be made. The costs will be broken down into the cost for device, packaging and test. Note that the cost model will be a preliminary estimate and not the final cost of production.

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Task 6: Design Review meeting A

A design review meeting will be held with Earth Search (and foundry / packaging partner) to discuss the process and device design. Based upon the design review the final concept for P0 will be chosen. Materials for the design review will be prepared and distributed in advance (at least 2 days) to aid in effective discussion.

Task 7: Concept evaluation report and presentation

IntelliSense will prepare a report of the concept evaluation activities. The report will describe the design options investigated. It will also include a recommendation for the P0 concept. Model information and preliminary analysis will be included within the report. A presentation will be prepared for Earth Search.

Task 8: Detailed design implementation

Detailed process design: The final process design documents for the P0 fabrication of the mirror and the field selector will be assembled. The alternate process flows for the device processing will be narrowed down to a single final process. Process models will be created/updated in IntelliFAB, the process flow will be validated using virtual prototyping techniques. Wafer level packaging techniques and their impact on the device (cost, performance) will be determined.

Detailed device design: In this task, IntelliSense will perform a full set of analyses to model the entire device with the package, including the wirebonded die that makes up the total system. Package generated stresses will be included in the device design. The performance of the device and its capability to meet the various specifications will be studied. Control and alignment performance will be optimized, deflection and actuation Finite Element models will be created to gain a good understanding of the structure.

Geometric synthesis and optimization: In this task, the final geometry of the device will be determined. IntelliSense will create models to understand the impact of important variables on the device performance. The sensitivity of the device to manufacturing tolerances will also be studied. Where relevant, optimal synthesis methodologies will be used to model the device.

System model extraction and system simulation: A system model of the device will be derived for incorporation into system level simulations using IntelliSuite.

Task 9: Test vehicle design

Test vehicles each with a pre-determined task can provide valuable insight into different aspects of the device. Also, test vehicles can be used to calibrate each sub-component of the design. IntelliSense will hold a brainstorming session to determine the test vehicles to be fabricated during the P0 fabrication. These test vehicles can range from simple stress measurement structures to more sophisticated calibration mechanisms.

Task 10: Mask layout

In this task, IntelliSense will layout the initial 6” mask set for the P0 fabrication. The mask set design will be internally reviewed.

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Task 11: Material procurement planning

IntelliSense will prepare a list of materials which have long lead times associated with them, for instance, specialized wafers, specialized targets for sputtering machines, photo detectors, packaging jigs, probe cards for testing, mechanical fixtures, etc.

Task 12: Test plan formulation

IntelliSense will aid Earth Search in defining the test plan for the evaluation of the P0 prototypes. Earth Search is expected to provide the resources (staffing, test benches) for the full evaluation of the samples. Test needs will have to be determined up front.

Task 13: Updated economics of manufacturing

Based on the finalized P0 process flow and layout, IntelliSense will update the estimation of the cost. If appropriate a cost reduction plan will be developed for future volumes.

Task 14: Design Review B (Design Tape Out of Prototype 0)

A detailed design review will be held between IntelliSense, Earth Search and foundry. In this task, the final design flow and mask layouts will be determined. Any short loop experiments that need to be performed will be addressed between the groups. Based upon the design review the mask-set for P0 (first run) will be finalized. This tape out will be deemed as Version 1.0

Task 15: Final report and presentation

IntelliSense will prepare a full design report and presentation, based on the above tasks that encompass the complete design and design validation for P0 prototypes. The report will include a summary of the engineering drawings, mask layouts, packaging layout, process flow and engineering analysis reports.

Task 16: Intellectual property rights and patent filings

IntelliSense and Earth Search will identify areas where protective rights can be filed. As part of this task, a joint patent search will be performed on the US Patent Database to understand the existing patent scenario and potential avenues for patent protection.

In addition, IntelliSense and Earth Search will formalize a separate Intellectual Property (IP) sharing scheme for the multi-platform micro-spectrometer. A high level meeting(s) will be arranged between the officers of the two companies to finalize the IP sharing agreement.

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6 Timeline for Phase 1

IntelliSense anticipates the time for Phase 1 system architecture and design planning implementation to be 14 weeks. A detailed Gantt chart of the activities is shown below.

Figure 5: Estimated timeline for Phase I

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7 Cost and contractual issues

Phase 1A quotation

IntelliSense will perform the task set forth in the Phase 1 Statement of Work (Section 5). The price for the Phase 1 work is estimated to be $280,000 (USD).

Duration of performance

Duration of performance is currently estimated to be 12 weeks from the kick-off of the project.

Payments

Performance will commence upon receipt of signed agreement and purchase order for a retainer of $125,000. The payment for the retainer is contingent on receipt of funding by Earth Search; the payment will be due to IntelliSense NET 30 days from receipt of funds by Earth Search. If the program funding is delayed 30 calendar days or longer from date of commencement, the program work will be put on hold until the funding is obtained.

The remaining balance will be invoiced in equal installments on a monthly basis, as follow on to the retainer payment. These remaining payments are due NET 30 days from invoice date.

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General conditions

No oral agreements or conversation shall modify these terms, nor shall any terms or conditions on any purchase orders or other form, which the Customer may elect to use. Similarly, should IntelliSense elect to use any additional documentation in connection with the fulfillment of orders, the terms and conditions of this Quotation, rather than any such other additional documentation, will govern the transaction. Neither party shall have any duty to specifically object to any provisions of any additional documentation the other may use, nor fulfillment of orders by IntelliSense shall not be deemed acceptance of any terms or conditions, which may be contained on such orders.

By the signatures of the duly authorized parties below, the Customer accepts IntelliSense’s offer to sell the above goods or services according to the terms herein.

Earth Search		IntelliSense

Name:	Larry Vance,	CEO Name:	Sandeep Akkaraju

Signature:		Signature:	/s/ Sandeep Akkaraju

Title:	CEO	Title:	CEO

Date:		Date:	October 27, 2005

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8 Appendix A: About IntelliSense

A brief history of our time

IntelliSense was originally founded in 1991 with the mission of developing MEMS specific CAD tools. In 1993, we released the first software tool for MEMS and in 1995 followed up with the first completely integrated CAD tool for MEMS. In 1995, IntelliSense opened one of the first MEMS-specific foundries. In 2000, Corning acquired IntelliSense at a valuation of $750 M and the company changed its name to Corning IntelliSense. In 2003, the core assets of Corning IntelliSense were re-acquired by the original employees of IntelliSense.

IntelliSense Software continues to innovate, releasing the first design tool for RF MEMS in 2002 and the first bioMEMS design tool in 2003. In 2005, IntelliSense release IntelliSuite 8, featuring many new modules ranging from RIE/ICP etch simulation, IntelliMask Pro (a production ready mask layout tool), SYNPLE (Multi-domain system synthesis and simulation), and MEMS-SoC (System on a chip integration of MEMS and high voltage ICs).

Solutions for the MEMS enterprise

IntelliSense Software is the leading supplier of solutions for the MEMS professional. Its IntelliSuite® family of CAD tools ignited the MEMS industry in the 90’s and is now used by universities and corporations worldwide. With distributors in 15 countries, IntelliSense offers software tools and custom design, consulting and market research services to universities, blue-chip companies and startups worldwide. With users in over 20 countries, and partnerships with dozens of leading MEMS research institutes worldwide, IntelliSense Software is recognized as the leading innovator in MEMS design and development.

IntelliSense now operates as a fabless MEMS company with strong affiliations with foundries worldwide.  Our comprehensive expertise in all areas of MEMS allows our customers to bring to commercialize new products.

IntelliSense team

IntelliSense is comprised of a multi-disciplinary team. Technical backgrounds of our employees are diverse, spanning software development, IC, MEMS and optics design and fabrication, and high volume semiconductor and MEMS production. Unlike the microelectronic industry, MEMS requires a strong bridge between design and process development. IntelliSense has extensive experience in both areas and provides the strong synergy that is required to develop a reliable and cost effective product.

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